Exhibit 10.1

December 15, 2014

Marshall Goldberg

William Pruitt

Ronald Ruther

Re: Director Compensation

Gentlemen:

Marshall Goldberg (“Goldberg”), William Pruitt (“Pruitt”) and Ronald Ruther (“Ruther”), (collectively the “Independent Directors”) are each members of the board of directors of Triton Pacific Investment Corporation, Inc., a Maryland corporation (the “Company”), and each of them are not an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. For their service as directors, the Company had previously agreed to pay the Independent Directors the following: (i) an annual cash retainer of $20,000, plus (ii) $1,000 for every meeting they attend, plus (iii) an annual cash retainer of $10,000 payable to the Chairman of the Audit Committee, plus (iv) an annual fee of $2,500 to the other members of the Audit Committee, plus (v) $500 to each member of the Audit Committee for each Audit Committee meeting. (The fees referenced in (i) through (v) of the preceding sentence are referred to herein collectively as the “Independent Director Fees”).

Since the inception of the Company to date, the Independent Directors have agreed to defer the payment of their Independent Director Fees. The amount of Independent Director Fees that the Independent Directors deferred and are currently owed by the Company to the Independent Directors are as follows (collectively, the “Deferred Director Fees”):

Independent Director	Deferred Director Fees
Goldberg	$63,625
Pruitt	$63,625
Ruther	$80,500
Total	$207,750

The Company remains in the development stage and the Company and the Independent Directors have determined that it is in the best interests of the Company and its stockholders to restructure the Independent Director Fees so as not to further hinder the Company’s efforts to exit its development stage. Accordingly, effective October 1, 2014 the Company and the Independent Directors hereby agree as follows:

1.       The Company shall pay Goldberg and Pruitt $20,000 each in cash and Ruther $25,000 in cash (collectively the “Cash Payment”) as full and complete consideration of all of the Deferred Director Fees currently owed by the Company to the Independent Directors. Upon payment of the Cash Payment to the Independent Directors, all Deferred Director Fees shall be considered paid and satisfied in full.

2.       From and after the date hereof, the Independent Director Fees, including all fees for all annual cash retainer fees, fees for participating in board and committee meetings and annual fees for serving on a committee or as a committee chairperson, shall be determined based on the Company’s net assets as of the end of each fiscal quarter and be paid quarterly in arrears as follows:

Net Asset Value	Annual Cash Retainer Fee	Board Meeting Fee	Annual Audit Committee Chairperson Fee	Annual Audit Committee Member Fee	Audit Committee Meeting Fee
$0 to $25 million	—	—	—	—	—
$25 million to $75 million	$20,000	$1,000	$10,000	$2,500	$500
over $75 million	$30,000	$1,000	$12,500	$2,500	$500

This letter agreement represents the entire agreement among the Company and the Independent Directors relating to the payment of the Independent Director Fees and the Deferred Director Fees and supersedes any prior oral or written agreements related thereto. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be deemed for all purposes to constitute one and the same instrument. A facsimile of an executed counterpart of this letter agreement shall be deemed to be an original executed counterpart of this letter agreement.

If you agree to the terms and provisions of this letter agreement, please evidence such agreement by executing this agreement below.

Very truly yours,

TRITON PACIFIC INVESTMENT CORPORATION, INC.

By:	/s/ Craig Faggen
Craig Faggen, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Marshall Goldberg
MARSHALL GOLDBERG

/s/ William Pruitt
WILLIAM PRUITT

/s/ Ronald Ruther
RONALD RUTHER